Exhibit 99.1 - Reconciliation of EBITDA to Net Cash Provided by Operating Activities
	Fiscal Years Ended
	September 28,	September 29,	September 30,	September 25,	September 26,
	2002	2001	2000	1999	1998
(dollars in 000's)
Net earnings	$37,599	$27,938	$25,400	$24,431	$19,268
Add income taxes	15,391	14,075	13,215	12,297	10,605
Add interest	26,242	32,054	33,271	28,188	20,148
Add depreciation and amortization	25,597	31,693	30,443	30,602	22,665

EBITDA	$104,829	$105,760	$102,329	$95,518	$72,686

Interest	(26,242)	(32,054)	(33,271)	(28,188)	(20,148)
Income taxes	(15,391)	(14,075)	(13,215)	(12,297)	(10,605)
Provisions for non-cash losses
on contracts, inventory, and
receivables	21,083	14,659	13,867	8,466	10,974
Deferred income taxes	3,590	100	3,934	2,110	(3,200)
Changes in assets and liabilities
using cash, excluding the
effects of acquisitions	(30,129)	(22,511)	(28,981)	(22,861)	(26,492)
Other	1,065	1,380	278	(71)	146
Net cash provided by
operating activities	$58,805	$53,259	$44,941	$42,677	$23,361

EBITDA is defined by Moog as net earnings before income taxes, interest and depreciation and amortization. Moog believes EBITDA is a useful supplement to net cash provided by operating activities in understanding cash flows generated from operations that are available for debt service costs, income taxes and other working capital needs, in addition to cash available for capital expenditures and other investing activities. EBITDA does not represent net cash provided by operating activities as defined by generally accepted accounting principles and is not a measure of liquidity under generally accepted accounting principles. Accordingly, EBITDA should not be construed as an alternative to net cash provided by operating activities or other measures as determined in accordance with generally accepted accounting principles as a measure of Moog's liquidity. Moog's definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures of other companies.